EXHIBIT 19.1
OPENLANE, INC.

INSIDER TRADING POLICY

Dated as of July 26, 2023

In the course of conducting the business of OPENLANE, Inc. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You must maintain the confidentiality of material nonpublic information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates. The Company has adopted this Insider Trading Policy (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Covered Persons

The procedures and restrictions set forth in this Policy apply to all officers, directors and employees of the Company, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (including, without limitation, any trust or estate in which an officer, director, employee or other such person serves as trustee or in a similar fiduciary capacity) (collectively, “Related Insiders”). This Policy may also apply to any trust or other estate in which an officer, director or employee has a beneficial interest (other than where the individual has no influence or control over the investment decisions).

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to Insider Trading Policy (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Individual Responsibility

Company policy and the laws of the United States and many other countries strictly prohibit any director, officer or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of material nonpublic information about the Company. If you become aware of material nonpublic information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire material nonpublic information in the course of your duties for the Company.

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Nonpublic Information

As noted above, it is illegal and a violation of Company policy to trade securities while aware of material nonpublic information.
What is Material Information?

Under Company policy and United States laws, information is material if:

•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

•earnings announcements, guidance or estimates, or changes to previously released announcements, guidance or estimates;
•other unpublished financial results;
•writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations and business disruptions;
•new products, inventions or discoveries;
•major litigation or government actions;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•mergers, acquisitions, tender offers, joint ventures or changes in assets;
•changes in analyst recommendations or debt ratings;

•events regarding the Company's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or public or private offerings or sales of additional securities);
•changes in control of the Company or extraordinary management developments;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.

What is Nonpublic Information?

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to the official release of that information by the Company in at least one of the following ways:

•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
•issuance of press releases via major newswire;
•meetings with members of the press and the public; or
•posting of the information on the Company’s official website corporate.openlane.com in a manner consistent with the Company’s past practice of disseminating information to the public through its website.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for at least one full trading day following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is illegal and a violation of this Policy, as well as the Company’s Code of Business Conduct and Ethics, to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

Covered Transactions

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Prohibited Transactions

Due to the heightened legal risk and/or appearance of improper or inappropriate conduct associated with the following transactions, the individuals subject to this Policy may not engage in the following:

•Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

•Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. The simultaneous sale through a broker of some or all of the shares acquired through the exercise of an option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the restrictions discussed in this Policy.

•Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other stockholders.

•Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

•Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess material nonpublic information. You accordingly may not have outstanding any standing or limit order that could result in a sale or purchase while you are aware of material nonpublic information. In addition, for any person subject to the Addendum, that person may not have outstanding any standing or limit order that could result in sale or purchase during a blackout period (or, if applicable, after the expiration of an applicable 48-hour pre-clearance approval), unless executed as part of an approved Rule 10b5-1 Plan.

Special Transactions

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

•Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in any employee stock purchase plan resulting from periodic payroll contributions to the plan (or lump sum contributions to the plan) under an election made at the time of enrollment in the plan. The trading restrictions do apply to an election to participate in the plan, changes in payroll (or lump sum) contributions and to sales of Company stock purchased under any employee stock purchase plan.

•Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

•Dividend Reinvestment Plans. The trading restrictions in this Policy apply to enrollment in, termination of participation in, or changes to elections with respect to any dividend reinvestment plan or program, whether sponsored by the Company or another party. The trading restrictions in this Policy do not apply to regularly scheduled purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the purchases, reinvestments or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of material nonpublic information. However, any such contract, instruction or written plan must be submitted to the Company’s chief legal officer (the “General Counsel”) for approval prior to adoption.

Gifts of Securities

Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the
General Counsel when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are subject to the trading restrictions specified in the Addendum.

Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the General Counsel.

Rule 10b5-1 Trading Plans

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the General Counsel for its approval prior to the adoption of the Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the General Counsel for approval prior to adoption. You must provide notice to the General Counsel prior to terminating a Rule 10b5-1 Plan. You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the General Counsel. In addition, if you:

•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the General Counsel. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegal insider trading can be quite severe. In addition to injunctive relief, disgorgement and other ancillary remedies, there are substantial civil and criminal penalties which may be assessed for insider trading. Penalties could include imposition of a penalty of up to three times the illicit windfall. In addition, corporations may be fined up to $25,000,000 and individuals may be fined up to $5,000,000 and imprisoned for up to twenty years for insider trading violations. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the General Counsel.

OPENLANE, INC.

ADDENDUM TO INSIDER TRADING POLICY

INTRODUCTION

This Addendum explains requirements and procedures which apply to all directors, officers and certain designated employees of OPENLANE, Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”). The names of the covered persons subject to this Addendum are listed on the attached Schedule A. The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s General Counsel.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (including, without limitation, any trust or estate in which an officer, director, employee or other such person serves as trustee or in a similar fiduciary capacity) (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s General Counsel (pre-clearance is not required for trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the Policy and for the “Special Transactions” where the Policy does not apply, as described in the Policy). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

BLACKOUT PERIODS

In addition to being subject to the limitations set forth in the Policy, those individuals subject to this Addendum (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy and the “Special Transactions” where the Policy does not apply, as described in the Policy).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the fifteenth day of the last month of the quarter and ending after the first full business day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, U.S. Securities and Exchange Commission (the “SEC”) filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. The failure of the General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Company directors (“Directors”) and those officers designated by the Board of Directors as Section 16 Officers (“Section 16 Officers”) must file forms with the SEC disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, restricted stock units, warrants, convertible securities, phantom stock and stock appreciation rights.

The General Counsel will assist directors and officers in preparing and filing the following Section 16 reports but each Director and Section 16 Officer is responsible for the timing and contents of his or her reports. Consult with the General Counsel, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Company equity securities the Director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. Eastern Time on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are limited exceptions to this requirement.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter.

Indirect Ownership

The reports described above must also reflect any indirect ownership by Directors and Section 16 Officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the Director’s or Section 16 Officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s General Counsel, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Section 16 Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

LIMITATIONS AND REQUIREMENTS ON RESALES
OF THE COMPANY’S SECURITIES

The Securities Act of 1933 (the “Securities Act”) requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers (“Rule 144 Officer”) who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

The following summarizes relevant provisions of Rule 144, as they apply to resales by Directors and Rule 144 Officers seeking to take advantage of the safe harbor:

1.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.

2.Manner of sale. The sale of Company shares by a Director or Rule 144 Officer must be made in one of the following manners:

a.in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;

b.to a market maker at the price held out by the market maker; or

c.in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale. Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

3.Number of shares which may be sold.

Equity Securities: The amount of equity securities that a Director or Rule 144 Officer may sell in a three-month period is limited to the greater of:

a.one percent of the outstanding shares of the same class of the Company, or

b.the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities: The amount of debt securities that a Director or Rule 144 Officer may sell in a three-month period is limited to the greater of:

a.the average weekly reported trading volume in the four calendar weeks preceding the sale, or

b.10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non-participatory preferred stock).

4Notice of proposed sale. If the amount of securities proposed to be sold by a Director or Rule 144 Officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Rule 144 Officer or Director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

5.Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits, conversions, or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

PENALTIES FOR VIOLATING THE SECURITIES LAWS
AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A Director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all Directors and officers should review this material carefully and contact the General Counsel prior to engaging in any transaction in the Company’s securities which might be in conflict with the securities law and the Policy.

ACKNOWLEDGEMENT

All Directors, officers and other employees subject to this Addendum must acknowledge their understanding and agreement to comply with the Policy and this Addendum on the form attached to this Addendum.

SCHEDULE A

List Maintained By General Counsel

ACKNOWLEDGMENT FORM

I have read and understand the OPENLANE, Inc. Insider Trading Policy and the Addendum thereto applicable to officers, directors, and certain designated employees. I agree to comply fully with the policies and procedures contained in the Insider Trading Policy and the Addendum. If I am an employee of the Company, I acknowledge that the Insider Trading Policy and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

___________________________
Printed Name

___________________________
Signature

___________________________
Date